Exhibit 99.1

NEWS RELEASE

Mitel Announces $91 Million Bought Deal Secondary Offering of Common Shares

OTTAWA, Ontario – May 13, 2014 – Mitel Networks Corporation (NASDAQ: MITL) (TSX: MNW), a global leader in business communications, today announced that it has entered into an agreement with Kanata Research Park Corporation, Arsenal Holdco I, S.a.r.l., Arsenal Holdco II, S.a.r.l. and Shen Capital Corporation (collectively, the “Selling Shareholders”) and a syndicate of underwriters (the “Underwriters”), led by CIBC and Cormark Securities Inc., who have agreed to purchase 7,400,000 common shares of Mitel from the Selling Shareholders on a bought deal basis at a price of CDN$12.30 per share for sale to the public in Canada (excluding Quebec) and the United States. The Selling Shareholders have also granted to the Underwriters an over-allotment option to purchase, on the same terms, up to a further 1,110,000 common shares of Mitel (the “Over-Allotment Shares”) held by them. The option to purchase the Over-Allotment Shares is exercisable at any time, in whole or in part, up to 30 days after the closing, which is scheduled to occur on or about May 28, 2014.

Mitel will not receive any proceeds from the sale of the common shares or the Over-Allotment Shares held by the Selling Shareholders.

The common shares will be offered by way of a short form prospectus in all of the provinces and territories of Canada (other than Quebec) and will be offered and sold in the United States pursuant to a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the Multi-jurisdictional Disclosure System. No common shares may be sold nor may offers be accepted prior to the time at which a receipt for the final prospectus is obtained from the applicable Canadian securities regulatory authorities. This news release does not constitute an offer of any securities for sale in the United States. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. For Canadian investors, a copy of the Canadian short form prospectus relating to the common shares being offered may be obtained from CIBC by sending an electronic mail to michelene.dougherty@cibc.ca or from Cormark Securities Inc. by sending an electronic mail to ssmoroz@cormark.com. For U.S. investors, a copy of the U.S. prospectus relating to the common shares being offered may be obtained from CIBC by sending an electronic mail to useprospectus@us.cibc.com or fax to (212) 667-6303 or from Cormark Securities Inc. by sending an electronic mail to ssmoroz@cormark.com. A copy may also be obtained by visiting SEDAR at http://www.sedar.com or the SEC’s website at http://www.sec.gov.

Completion of the offering is subject to certain customary terms and conditions, including the approval of the securities regulatory authorities.

Mitel’s headquarters are located at 350 Legget Drive, Kanata, Ontario, Canada, K2K 2W7.

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Contact Information

Amy MacLeod (media), 613-592-2122 x71245, amy_macleod@mitel.com

Michael McCarthy (investor relations), 469-574-8134, michael_mccarthy@mitel.com